Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATHIRA PHARMA, INC.

Athira Pharma, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

1.
The Company was originally incorporated under the name of M3 Biotechnology, Inc., and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 27, 2015.

2.
This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, as amended, was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Company (the “Board of Directors”) and the stockholders of the Company.

3.
Section 1 of Article IV of the Amended and Restated Certificate of Incorporation of the Company, as amended, is hereby amended and restated in its entirety to read as follows:

“Section 1. Effective immediately upon the filing and effectiveness of this Certificate of Amendment (the “Effective Time”), each ten (10) shares of Common Stock of the Company, par value $0.0001 per share, that are issued and outstanding or held in treasury on the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of the Company, par value $0.0001 per share, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued upon the Reverse Stock Split.

This Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 190,000,000 shares, of which 90,000,000 shares are Common Stock, $0.0001 par value per share, and 100,000,000 shares are Preferred Stock, $0.0001 par value per share.”

4.
This Certificate of Amendment shall become effective on September 17, 2025 at 5:00 PM Eastern Time.

[signature page follows]

Exhibit 3.1

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, as amended, to be signed by a duly authorized officer of the Company, on September 10, 2025.

/s/ Mark Litton
Mark Litton President and Chief Executive Officer